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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                       PURSUANT TO RULE 13d-2(b)
                          (Amendment No. 3 )(1)
                                         --

                        Univision Communications Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                             Class A Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 914906102
                     ----------------------------------
                              (CUSIP Number)

                           December 31, 2000*
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)


--------------
* Share numbers reflect January 2001 transactions as well.


   (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 914906102                  13G                  Page  2  of  6  Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     A. Jerrold Perenchio
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       40,287,384 Shares Class A Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    39,401,644 Shares Class A Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     40,287,384 Shares Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     23.1% of Class A Common Stock (see responses to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


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CUSIP No. 914906102                  13G                  Page  3  of  6  Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Margaret Perenchio
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 Shares Class A Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    885,740 Shares Class A Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     40,287,384 Shares Class A Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     23.1% of Class A Common Stock (see responses to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

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CUSIP No. 914906102                  13G                  Page  4  of  6  Pages
          ---------                                            ---    ---


ITEM 1.

    (a)   Name of Issuer
          Univision Communications Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          1999 Avenue of the Stars, Suite 3050
          Los Angeles, California 90067
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          A. Jerrold Perenchio              Margaret Perenchio
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          1999 Avenue of the Stars, Suite 3050
          Los Angeles, CA 90067
          ---------------------------------------------------------------------
    (c)   Citizenship
          United States Citizen             United States Citizen
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Class A Common Stock(2)
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          914906102
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
                                Not applicable.

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
                                Not applicable.

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
                                Not applicable.

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
                                Not applicable.

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).
                                Not applicable.

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).
                                Not applicable.

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).
                                Not applicable.

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
                                Not applicable.

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                                Not applicable.

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).
                                Not applicable.

--------------
(2) The securities that give rise to this reporting obligation include 39,962,090 shares of Class P Common Stock, which are convertible into Class A Common Stock on a share for share basis, and 325,294 shares of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i), the shares of Class P Common Stock shall be deemed to be outstanding shares of Class A Common Stock for the purpose of computing the percentage of outstanding securities of Class A Common Stock deemed beneficially owned by the persons filing this report.


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CUSIP No. 914906102                  13G                  Page  5  of  6  Pages
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ITEM 4.  OWNERSHIP(3)

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     A. JERROLD PERENCHIO

    (a) Amount beneficially owned:
        40,287,384 shares Class A Common Stock.(4)
    ---------------------------------------------------------------------------

    (b) Percent of class:
        23.1% of Class A Common Stock.
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              40,287,384 shares of Class A Common Stock.
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              None.
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              39,401,644 shares of Class A Common Stock.
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              None.
              -----------------------------------------------------------------


     MARGARET PERENCHIO

    (a) Amount beneficially owned:
        40,287,384 Shares Class A Common Stock.
    ---------------------------------------------------------------------------

    (b) Percent of class:
        23.1% of Class A Common Stock.
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              None.
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              None.
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              885,740 shares of Class A Common Stock.
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              None.
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


--------------
(3) The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than
Section 13(d) of the Securities Exchange Act of 1934.

(4) Of the 40,287,384 shares covered by this report, 885,740 shares are beneficially owned by Margaret Perenchio, A. Jerrold Perenchio's spouse, as her separate property. Mr. Perenchio has sole power to vote these shares pursuant to a proxy, but Mrs. Perenchio has sole power to dispose of or to direct the disposition of these shares. Of the remaining 39,401,644 shares, 400 shares are owned by Mr. Perenchio in his individual capacity, 24,068 are owned indirectly through a Californiia S-corporation, 1,996,894 are owned indirectly through a limited liability company, and 37,380,282 are owned by Mr. Perenchio in his capacity as sole trustee of the Jerry Perenchio Living Trust, a revocable grantor trust.


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CUSIP No. 914906102                  13G                  Page  6  of  6  Pages
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ITEM 10. CERTIFICATION

         Not applicable.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 12, 2001
                                       ----------------------------------------
                                                         Date

                                               /s/ A. JERROLD PERENCHIO
                                       ----------------------------------------
                                                      Signature

                                          A. Jerrold Perenchio
                                       ----------------------------------------
                                                      Name/Title


                                                  February 12, 2001
                                       ----------------------------------------
                                                         Date

                                               /s/ MARGARET PERENCHIO
                                       ----------------------------------------
                                                      Signature

                                            Margaret Perenchio
                                       ----------------------------------------
                                                      Name/Title